Exhibit 10.2

[Letterhead of Engelhard Corporation]

January __, 2006

[Name]
[Address]

Dear ___________:

This letter is intended to update the Change in Control Agreement between you and Engelhard Corporation (the “Company”) dated ______ (the “Agreement”) to reflect changes in the Internal Revenue Code of 1986, as amended (the “Code”) applicable to deferred compensation and a change in the Company’s auditors.

The Code was amended to add Section 409A thereto, which governs certain deferred compensation arrangements. Final regulations have not yet been issued under Section 409A and, after final regulations are issued, amendments to the Agreement, the deferred compensation plans, supplemental retirement plans and certain other plans and agreements maintained or entered into by the Company may be required. It is not currently known when final regulations will be issued under Section 409A.

The Company will amend the Agreement, the Deferred Compensation Plan for Key Employees of Engelhard Corporation, the Supplemental Retirement Program of Engelhard Corporation and any other agreement between the Company and you and plan maintained by the Company or its affiliates in which you participate which, in any such case, is or otherwise would be subject to Section 409A of the Code (collectively, the “DC Plans and Agreements”) in a timely manner to the extent, if any, necessary to avoid additional tax or interest imposed under Section 409A and the regulations issued thereunder; provided, however, any such amendment shall be made in a manner which does not reduce the economic value of the DC Plans and Agreements to you, and any such amendment shall not defer the date of any payment, or benefit provided, to you unless Ernst & Young LLP advises the Company in writing (which written determination is promptly provided to you by the Company) that there is not substantial authority for otherwise avoiding additional tax or interest under Section 409A and in no event will payments be deferred due to Section 409A to a date that is more than six months following your termination of employment. The Company will consult with you prior to making any such amendment, and you agree that your consent to an amendment that is consistent with the provisions hereof and satisfies the foregoing proviso will not be unreasonably withheld. You will report for income tax purposes with respect to Section 409A in a manner consistent with the Company’s reporting (as communicated in writing by the Company to you), unless inconsistent reporting is otherwise required after audit by the Internal Revenue Service. In the event of such an audit, you and the Company agree to follow procedures substantially similar to those set forth in Section 6 of the Agreement. The Company will not amend any DC Plan and Agreement in a manner which would cause any grandfather protection under Section 409A to be lost with respect to a DC Plan and Agreement. The Company will indemnify and hold you harmless, on an after-tax basis (including, without limitation, income tax, additional tax, excise tax, employment tax and any interest or penalties with respect thereto), from any cost or liability resulting from any additional tax or interest imposed under Section 409A. Any payments required to be deferred due to Section 409A will be deposited in the Company’s Supplemental Retirement Trust for your benefit, and the Trustee thereof will be given irrevocable instructions to pay such amounts to you on the earlier of the date that is six months following your termination of employment or the first date permissible under Section 409A. Notwithstanding any such deposit into the Supplemental Retirement Trust, the Company will continue to be liable for such payments until such amounts are fully paid to you. The Company will make any amendments to the Supplemental Retirement Trust necessary to effect the provisions hereof.

The Agreement is hereby amended by providing that the Accounting Firm (as defined in Section 6(b) thereof) will be Ernst & Young LLP. In addition, notwithstanding any provision thereof to the contrary, Ernst & Young LLP will be required to provide supporting calculations with respect to the Excise Tax (as defined therein) only to the Company, but the Company will promptly provide copies of such supporting calculations to you. If the Accounting Firm determines that no Excise Tax is payable by you, it will furnish the Company with a written opinion that substantial authority exists to that effect and, as a result, the Company is not required to withhold Excise Tax from payments to you, and the Company will promptly provide a copy of such opinion to you.

Except as modified herein, the Agreement shall remain in full force and effect in accordance with its terms.

Please acknowledge your agreement to the foregoing by signing below and returning an executed copy of this letter agreement to _____________.

Sincerely,

ENGELHARD CORPORATION

By:      __________________________
Title:   __________________________

Acknowledged and Agreed:

______________________________
[Name]

Date:  _______________________________

List of current executives who have entered into this letter agreement with the Company:

Arthur A. Dornbusch, II
Mark Dresner
John C. Hess
Barry W. Perry
Michael A. Sperduto
David M. Wexler